Exhibit 5.1
+1 617 526 6000 (t)
+1 617 526 5000 (f)
wilmerhale.com
November 8, 2010
American Superconductor Corporation
64 Jackson Road
Devens, Massachusetts 01434
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by American Superconductor Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the Company’s common stock, $.01 par value per share (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate aggregate initial offering price, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.
We are acting as counsel for the Company in connection with the filing of the Registration Statement.
We have examined and relied upon signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto. We have also examined and relied upon the corporate minute books of the Company as provided to us by the Company, the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), and the Amended and Restated By-laws of the Company, as amended (the “By-laws”).
In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Company provided to us by the Company.
We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed that (i) one or more Prospectus supplements will be prepared and filed with the Commission describing the Common Stock offered thereby, (ii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the applicable Prospectus supplements, (iii) a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will be duly authorized, executed and delivered by all parties thereto other than the Company, (iv) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance and (v) the Company will be validly existing as a corporation in good standing under the laws of the State of Delaware.
Wilmer Cutler Pickering Hale and Dorr llp, 60 State Street, Boston, Massachusetts 02109
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November 8, 2010

We are expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to the Common Stock other than the Company. We have assumed that such agreements are, or will be, the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.
We have assumed for purposes of our opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect. We have also assumed that the delivery by the Company of the Common Stock does not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule or regulation to which the Company or any of its properties is subject or (iii) any judicial or regulatory order or decree of any governmental authority.
We have also assumed that there will not have occurred, prior to the date of issuance of the Common Stock, any change in law affecting the validity or enforceability of such Common Stock and that at the time of the issuance and sale of the Common Stock, the Board of Directors of the Company (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Common Stock.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that when (i) specifically authorized for issuance by proper action of the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”), (ii) the terms of the issuance and sale of the Common Stock have been duly established in conformity with the Certificate of Incorporation, By-laws and Authorizing Resolutions, (iii) the shares of Common Stock have been issued and sold as contemplated by the Registration Statement, the Prospectus and the applicable supplements to such Prospectus and (iv) the Company has received the consideration provided for in the Authorizing Resolutions and such consideration per share is not less than the par value per share of Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

November 8, 2010

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus and any Prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Peter N. Handrinos
Peter N. Handrinos, a Partner